Launch Update: Andy Warhol is Back

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ANDY WARHOL
After nearly 3 years, the legendary artist returns to Masterworks with a famed 'Society' silkscreen portrait.
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Top-Selling Artist

$5 BILLION CAREER SALES

Between 2000 and 2025, Andy Warhol has totaled more than $5 billion in auction sales, making him one of the top-selling artists of all time (second only to Picasso at auction).



Andy Warhol, $, 1982, Polymer paint, 61x76.2 cm. © 2024 The Andy Warhol Foundation for the Visual Arts, Inc. / Licensed by Artists Rights Society (ARS), New York

Surpassing Market Highs

MOST EXPENSIVE AMERICAN ARTIST

In 2022, Warhol's painting Shot Sage Blue Marilyn sold for $195 million at Christie's, taking the throne as the most expensive painting ever made by an American artist at auction.


LOT 36A
USD 170,000,000
EUR 161,534,000
GBP 138,669,000
CHF 168,334,000
JPY 22,258,083,000
HKD 1,328,669,000
CNY 1,131,061,000
Conversions Approximate
CHRISTIE'S
ANDY WARHOL
Shot Sage Blue Marilyn
1964
40 x 40 in - 101.6 x 101.6 cm
Final Sale Price (2022):
$195,040,000

Highly Liquid Market

MOST REPEAT SALES ON MASTERWORKS

Warhol has more repeat sales than any artist we track by more than 2x, signaling attractive transaction volume and collector demand, according to our data. (364 repeat sale pairs from '96-'24).

Some median examples below:

	BOUGHT FOR:	SOLD FOR:
	*RORSCHACH (1984)* **$72.0K** *NOV 2006*	*RORSCHACH (1984)* **$118.7K** *NOV 2013*
	*ROBOT (TOY SERIES) (1983)* **$65.3K** *JUNE 2004*	*ROBOT (TOY SERIES) (1983)* **$85.2K** *JUNE 2009*
 HAMBURGER	*HAMBURGER (1986)* **$70.3K** *JUNE 2006*	*HAMBURGER (1986)* **$175.0K** *NOV 2018*

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Important Disclosures

View offering circular for Masterworks 469 here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make sales after an offering statement has been filed, and "qualified" by, the SEC. As such, no offer consideration is currently being solicited or accepted and any such offers may be revoked before notice of SEC qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Any comparative images provided for educational purposes only.

Record auction price by Andy Warhol (Shot sage blue Marilyn) not included in set of similar sales to the live Offering featuring Andy Warhol (Masterworks 469) which comprise paintings by Andy Warhol with the following criteria: Single figure female portraits on canvas created from 1980-82 measuring 40x40 inches, excluding "Ten Portraits Of Jews Of The Twentieth Century" series and portraits that are stylistically different.

Record auction price by Andy Warhol (Shot sage blue Marilyn) not included in set of similar sales to the live Offering featuring Andy Warhol (Masterworks 470) which comprise paintings by Andy Warhol with the following criteria: Single figure female portraits on canvas created between 1980 and 1982 that measure between 40 inches and 40 inches, excluding "Ten Portraits Of Jews Of The Twentieth Century" series and portraits that are stylistically different.